Exhibit 5.1

BEIJING BRUSSELS LONDON LOS ANGELES NEW YORK SAN FRANCISCO SEOUL SHANGHAI SILICON VALLEY WASHINGTON	Covington & Burling LLP The New York Times Building 620 Eighth Avenue New York, NY 10018-1405 T +1 212 841 1000

March 7, 2017

The Goodyear Tire & Rubber Company

200 Innovation Way

Akron, Ohio 44316-0001

Ladies and Gentlemen:

We have acted as counsel to The Goodyear Tire & Rubber Company, an Ohio corporation (the “Company”), and are rendering this opinion in connection with the prospectus, dated November 2, 2015 (the “Base Prospectus”), as supplemented by the prospectus supplement, dated March 2, 2017 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the registration statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on November 2, 2015 (the “Registration Statement”) and the offer and sale of: (i) $700,000,000 in aggregate principal amount of the Company’s 4.875% Senior Notes due 2027 (the “Notes”) and (ii) guarantees of the Notes (the “Guarantees”) by certain subsidiaries of the Company listed on Schedule A hereto (collectively, the “Subsidiary Guarantors”), in each case to be issued pursuant to the Indenture, dated as of August 13, 2010 (the “Base Indenture”), among the Company, the Subsidiary Guarantors party thereto and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as supplemented by the Sixth Supplemental Indenture, dated as of the date hereof (the “Supplemental Indenture”), among the Company, the Subsidiary Guarantors party thereto and the Trustee (the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”).

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have assumed further that the Trustee has duly authorized, executed and delivered the Indenture.

We have assumed further that the Company and the Subsidiary Guarantors that are incorporated in the State of Ohio, the State of Arizona, the Commonwealth of Kentucky, the province of Ontario, Canada and the province of Nova Scotia, Canada (such Subsidiary Guarantors, which are listed on Schedule B hereto, the “Non-Covered Guarantors”) are validly existing and in good standing under the laws of the jurisdiction in which each is incorporated, as applicable, and that each has the power, authority and legal right to execute, deliver and perform the Indenture, the Notes and the Guarantees, as applicable. We have assumed further that each of the Company and the Non-Covered Guarantors has duly authorized, executed and delivered the Indenture, the Notes and the Guarantees, as applicable. With respect to all matters of Ohio law, we note that you are relying on an opinion of David Bialosky, Senior Vice President, General

Counsel and Secretary of the Company, which is filed as Exhibit 5.2 to the Company’s Current Report on Form 8-K filed on the date hereof (the “Current Report on Form 8-K”). With respect to all matters of the law of the province of Ontario, Canada, we note that you are relying on an opinion of Fasken Martineau DuMoulin LLP, which is filed as Exhibit 5.3 to the Current Report on Form 8-K. With respect to all matters of Arizona law, we note that you are relying on an opinion of Squire Patton Boggs (US) LLP, which is filed as Exhibit 5.4 to the Current Report on Form 8-K. With respect to all matters of Kentucky law, we note that you are relying on an opinion of Taft Stettinius & Hollister LLP, which is filed as Exhibit 5.5 to the Current Report on Form 8-K. With respect to all matters of the law of the province of Nova Scotia, Canada, we note that you are relying on an opinion of Cox & Palmer, which is filed as Exhibit 5.6 to the Current Report on Form 8-K.

We have relied as to certain matters on information obtained from public officials, officers of the Company and the Subsidiary Guarantors, and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that, when (i) the Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the Indenture, and (ii) the Notes and the Guarantees have been duly issued and delivered against payment therefor as contemplated by the Prospectus, the Notes and Guarantees will constitute the valid and binding obligations of the Company and the Subsidiary Guarantors, respectively, enforceable against the Company and the Subsidiary Guarantors, respectively, in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We are members of the bar of the State of New York. We do not express any opinion herein on any laws other than the law of the State of New York and the Delaware General Corporation Law and applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Covington & Burling LLP

SCHEDULE A

Subsidiary Guarantors

Subsidiary Guarantor	State of Incorporation or Formation

Celeron Corporation	Delaware

Divested Companies Holding Company	Delaware

Divested Litchfield Park Properties, Inc.	Arizona

Goodyear Canada Inc.	Ontario, Canada

Goodyear Export Inc.	Delaware

Goodyear Farms, Inc.	Arizona

Goodyear International Corporation	Delaware

Goodyear Western Hemisphere Corporation	Delaware

T&WA, Inc.	Kentucky

Wingfoot Mold Leasing Company	Nova Scotia, Canada

SCHEDULE B

Non-Covered Guarantors

Guarantor	State of Incorporation or Formation

Divested Litchfield Park Properties, Inc.	Arizona

Goodyear Canada Inc.	Ontario, Canada

Goodyear Farms, Inc.	Arizona

T&WA, Inc.	Kentucky

Wingfoot Mold Leasing Company	Nova Scotia, Canada